Advisory and Rule 12b-1 Fee Waiver Agreement

Value Line Securities, Inc. (the "Distributor") agrees to waive a portion of the following advisory and Rule 12b-1 fees:

      a. Aggressive Income Trust: waive .40% of the advisory fee for the period of June 1, 2007 - May 31, 2008;

      b. New York Tax-Exempt Trust: waive .225% of the advisory fee for the period of June 1, 2007 - May 31, 2008;

      c. Aggressive Income Trust: waive .10% of the Rule 12b-1 fee for for the period of June 1, 2007 - May 31, 2008;

      a. New York Tax-Exempt Trust: waive .25% of the Rule 12b-1 fee for the period of June 1, 2007 - May 31, 2008;

Each waiver shall end on the expiration date set forth next to the applicable Fund name as stated above.

Dated this 3 day of May, 2007                   On behalf of the Distributor,

                                                s/Jean B. Buttner
                                                -------------------------
                                                Jean B. Buttner, CEO

Received:

s/Stephen Anastasio
---------------------------
Stephen Anastasio, Treasurer
Value Line Aggressive Income Trust
Value Line New York Tax-Exempt Trust